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                                                                    EXHIBIT 99.2

                                                                    CONFIDENTIAL


                              TERMS AND CONDITIONS


1. $7.75 per share net for each issued and outstanding share of common stock of the Company as of the closing (including shares of common stock issued as dividends on preferred stock to closing and assuming conversion of all classes of preferred stock into common stock prior to closing).

2. Cash out of all options, without regard to installment exercise provisions, (including shares to be purchased through the closing date under the Employee Stock Purchase Plan) and warrants by payment of the difference, if any, between $7.75 per share for each share of common stock subject to an option or warrant less the exercise price for such option or warrant. All "out-of-the-money" options and warrants would be terminated or exercisable for the cash consideration per share payable pursuant to the Acquisition Agreement.

3. Following execution of an Acquisition Agreement, the Company will refrain from soliciting third party interests in the Company but, upon request, may furnish information to third parties who have indicated they desire to make a superior proposal and may entertain alternative superior proposals and discussions with such parties. The Company shall advise Molex of the existence and status of any such superior proposal.

4. Following execution of an Acquisition Agreement, Molex to be paid $3.5 million in the event a proposal is made by a third party and the transaction is not concluded with Molex as a result of such proposal.

5. Final Acquisition Agreement subject to approval by Board of Directors of the Company and Molex and receipt of necessary governmental approvals.

6. Acquisition Agreement to include representations, warranties, covenants and conditions consistent with other public company transactions.